Exhibit 99.2

Investor Relations and Public Relations Contact:

Cindy Klimstra

(650) 962-4032

cindy_klimstra@conceptus.com

Conceptus® Updates 2011 Financial Guidance

MOUNTAIN VIEW, Calif., December 8, 2011 – Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® procedure, the leading non-surgical permanent birth control method, today announced updated financial guidance for 2011.

The Company expects 2011 net sales to be in the range of $126 million to $128 million, compared with previous guidance for 2011 of $132 million to $136 million and 2010 net sales of $141 million. As a result, the Company expects 2011 adjusted EBITDA levels to be lower than the guidance range previously provided on October 25, 2011, but is not prepared to provide a specific update at this time.

“We have experienced positive year-over-year domestic growth for three consecutive months starting with September, which we primarily attribute to improving OB/GYN patient visits and early success with our direct-to-consumer advertising campaign,” said Gregory Lichtwardt, chief financial officer of Conceptus. “However, U.S. sales growth in November was lower than we had projected and we have decided to defer the regular annual announcement of a price increase for next year which we anticipate may change our customers’ historical December buying practices. Further, the continuing deterioration in the European economic environment has resulted in increased softness in procedure volumes in France and Spain, which are our two largest overseas markets. While we remain bullish about the long-term Essure business, we believe it is prudent to adjust our 2011 net sales guidance at this time.”

The Company expects to provide 2012 financial guidance in late February concurrent with announcing full year 2011 financial results.

In light of the guidance change and the Company’s expectation that it will no longer comply with certain financial covenants under the Company’s credit facility, the Company decided to terminate the facility and avoid continuing to pay commitment fees thereunder. There had been no draws to date under this facility and there were no amounts outstanding. As of September 30, 2011, the Company had cash, cash equivalents and investments of $99.8 million. On February 15, 2012, holders of $86.25 million aggregate principal amount of the Company’s 2.25% Convertible Senior Notes due 2027 have the right to require the Company to repurchase all or a portion of their notes. While the Company expects to use cash on hand to fund its repurchase obligations with respect to such notes in February 2012, it may consider alternatives to refinance a portion of these notes.

About the Essure® Procedure

The Essure procedure, FDA approved since 2002, is the first permanent birth control method that can be performed in the comfort of a physician’s office in less than 10 minutes (average hysteroscopic time) without hormones, cutting, burning or the risks associated with general anesthesia or tubal ligation. Soft, flexible inserts are placed in a woman’s fallopian tubes through the cervix without incisions. Over the next three months, the body forms a natural barrier around and through the inserts to prevent sperm from reaching the egg. Three months after the Essure procedure, a doctor is able to perform an Essure Confirmation Test to confirm that the inserts are properly placed and that the fallopian tubes are fully blocked, allowing the patient to rely upon Essure for permanent birth control.

The Essure procedure is 99.95% effective based on one year of follow up with zero pregnancies reported in clinical trials, making it the most effective form of permanent birth control on the market.

The procedure is covered by most insurance plans, and when it is performed in a doctor’s office the cost to the patient may be as low as a simple co-pay. Essure has been proven and trusted by physicians since 2002, with more than 570,000 women worldwide having undergone the Essure procedure.

About Conceptus®, Inc.

Conceptus, Inc. is a leader in the design, development and marketing of innovative solutions in women’s healthcare. The Company manufactures and markets the Essure procedure. The Essure procedure is available in the United States, Europe, Australia, New Zealand, Canada, Mexico, Central and South America and the Middle East. The Company also promotes the GYNECARE THERMACHOICE® Uterine Balloon Therapy System by ETHICON™ Women’s Health & Urology, a division of Ethicon, Inc., in U.S. OB/GYN physician offices.

Please visit www.essure.com for more information on the Essure procedure. Patients may call the Essure Information Center at 1-877-ESSURE-1 with questions or to find a physician in their area.

The Conceptus, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7961

Forward Looking Statements

Except for the historical information contained herein, the matters discussed in this press release include forward-looking statements, the accuracy of which is subject to known and unknown risks and uncertainties. These forward-looking statements include, without limitation, discussions regarding projected net sales and adjusted earnings before interest, taxes, depreciation, amortization and stock-based compensation (“adjusted EBITDA”) for the full year 2011, the expected impact of ongoing macroeconomic and insurance pressures on our growth in 2011, our ability to market effectively to physicians and prospective patients, the timing of our decision about domestic pricing for next year, potential changes to our customers’ buying practices and alternatives regarding the refinancing of the Company’s 2.25% Convertible Senior Notes. These discussions and other forward-looking statements included herein may differ significantly from actual results. Such differences may be based upon factors such as changes in strategic planning decisions by management, re-allocation of internal resources, changes in the impact of domestic and global macroeconomic pressures, reimbursement decisions by insurance companies and domestic and foreign governments, scientific advances by third parties, litigation risks, attempts to repeal all or part of the Patient Protection and Affordable Care Act of 2010, and the introduction of competitive products, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission. These forward-looking statements speak only as to the date on which the statements were made. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

© 2011 Conceptus, Inc.—All rights reserved.

CC-2975 7DEC11F

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